Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces Closing of $252 Million Strategic Equity Investment from Koch Minerals & Trading, LLC

OVERLAND PARK, Kan. (Oct. 18, 2022) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced that Koch Minerals & Trading, LLC (KM&T), a diverse global trading, logistics and investment company and subsidiary of Koch Industries, Inc. (KII), has completed its $252 million equity investment in Compass Minerals through the purchase of Compass Minerals common stock.

As previously announced, Compass Minerals expects to use approximately $200 million of the proceeds from the investment to advance the first development phase of the company’s previously identified 2.4 mMT lithium carbonate equivalent (LCE) Great Salt Lake resource. Compass Minerals anticipates the project’s annual commercial production capacity to ultimately be approximately 35 kMT LCE, with an initial phase-one capacity of approximately 11 kMT battery-grade lithium carbonate coming online by 2025.

Compass Minerals expects to use the remaining $52 million of proceeds from the KM&T investment, less transaction expenses, to reduce debt.

As part of the agreement, the companies are currently exploring value creation opportunities across Compass Minerals’ broader operational platform by leveraging the expansive capabilities of KII’s many operating subsidiaries, including in the areas of supply and procurement of fuel and raw materials, freight and logistics, and project engineering and development support.

Additionally, KM&T may appoint up to two members to the Compass Minerals board of directors.

Key Transaction Terms

Under the terms of the investment agreement and after all closing conditions were met, KM&T was issued 6,830,700 shares of Compass Minerals common stock at a price of $36.87 per share, resulting in proceeds to Compass Minerals of approximately $252 million.

Perella Weinberg Partners LP acted as sole financial advisor to Compass Minerals in the transaction and Cleary Gottlieb Steen & Hamilton LLP acted as the company’s legal advisor. Jones Day acted as legal advisor for KM&T.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

About Koch Industries

Based in Wichita, Kansas, Koch Industries, Inc. is one of the largest private companies in America, with estimated annual revenues that have exceeded $125 billion. It owns a diverse group of companies involved in manufacturing, agriculture, pulp and paper, packaging, consumer products, building materials, glass, automotive components, refining, renewable energy, chemicals and polymers, electronics, enterprise software, data analytics, medical products, engineered technology, project services, recycling, supply chain and logistics, global commodities trading, and investments. Since 2003, Koch companies have invested nearly $150 billion in growth and improvements. With a presence in more than 70 countries, Koch companies employ more than 120,000 people worldwide, with about half of those in the United States. For more news and information, visit www.KOCHind.com.

Koch Minerals & Trading, LLC, a subsidiary of KII, is a diverse global trading, logistics, and investment company with over 500 employees and 1,000 customers in more than 50 countries. KM&T has significant industry knowledge and experience in stewarding businesses toward long-term value creation.

Forward Looking Statements and Other Disclaimers

This press release may contain forward-looking statements, including, without limitation, statements about the company's lithium brine development project; the KM&T investment; synergies between the company and KM&T and Koch Industries, Inc. (KII); ability to leverage KM&T and KII expertise and build value, progress the lithium project, strengthen the balance sheet and enhance execution capabilities; use of investment proceeds; project funding needs; construction of a DLE plant; eventual LCE production capacity; and value creation opportunities. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “potential,” “future,” “target,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including, without limitation, (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, and (v) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Transition Report on Form 10-KT for the transition period ended Sept. 30, 2021 and its Quarterly Reports on Form 10-Q for the quarters ended Dec. 31, 2021, March 31, 2022 and June 30, 2022 filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Media Contact	Investor Contact
Rick Axthelm	Valerie Tymosko
Chief Public Affairs and Sustainability Officer	Interim Senior Director of Investor Relations
+1.913.344.9198	+1.913.344.9496
MediaRelations@compassminerals.com	InvestorRelations@compassminerals.com